UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	June 19, 2018

P. H. Glatfelter Company

(Exact name of registrant as specified in its charter)

Pennsylvania	001-03560	23-0628360

(State or other jurisdiction	(Commission	(I.R.S. Employer
of incorporation)	File Number)	Identification No.)

96 S. George Street, Suite 520, York, Pennsylvania		17401

(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code:		717 225 4711

Not Applicable

Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company in as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 1.01  Entry into a Material Definitive Agreement.

On June 19, 2018, Glatfelter Gernsbach GmbH (“Glatfelter Gernsbach”), a wholly owned subsidiary of P. H. Glatfelter Company (the “Company”), entered into a Share Purchase Agreement (the “Purchase Agreement”) with Buckeye Holdings GmbH and Georgia-Pacific Nonwovens LLC (together, the “Sellers”) pursuant to which Glatfelter Gernsbach agreed to purchase all of the outstanding equity interests of Georgia-Pacific Steinfurt GmbH, Georgia-Pacific Nonwovens Italia SRL and Georgia-Pacific France SARL (collectively, the “Acquired Companies”) from the Sellers (the “Acquisition”).  Pursuant to the terms of the Purchase Agreement, Glatfelter Gernsbach has agreed to pay a purchase price of $185,000,000, subject to customary adjustments at closing.

The Purchase Agreement contains customary representations and warranties made by each party.  In addition, the parties have agreed to various customary covenants, including, among others, covenants by the Sellers with respect to the conduct of the business of the Acquired Companies following the execution of the Purchase Agreement and prior to the consummation of the Acquisition, as well as a covenant by the Sellers and certain of their affiliates not to compete with the business of the Acquired Companies in the three-year period following the consummation of the Acquisition, subject to customary exceptions.  The parties have also agreed to certain indemnification provisions, including mutual indemnification provisions for breaches of each parties’ representations, warranties or covenants.

The completion of the Acquisition is subject to the satisfaction or waiver of customary closing conditions, including receipt of regulatory approvals.  Either party may terminate the Purchase Agreement in the event the Acquisition has not closed by the date that is four months following the date of the Purchase Agreement, which date will automatically be extended to twelve months, with a subsequent extension to fifteen months, in each case, if the required regulatory approvals have not been obtained and the other conditions to the closing of the Acquisition are, or are otherwise capable of, being satisfied.  In the event the Purchase Agreement is terminated, and at the time of such termination, the required regulatory approvals have not been obtained and such termination is related to the failure to obtain the required regulatory approvals, Glatfelter Gernsbach will be obligated to pay the Sellers a fee of $8,000,000.

In connection with the execution of the Purchase Agreement, Georgia-Pacific LLC has delivered a guarantee to Glatfelter Gernsbach for the payment and performance of all obligations of the Sellers under the Purchase Agreement and certain ancillary agreements to be entered into in connection with the Acquisition, and the Company has delivered a guarantee to the Sellers for the payment and performance of all obligations of Glatfelter Gernsbach under the Purchase Agreement and certain ancillary agreements to be entered into in connection with the Acquisition.

The Company intends to finance the Acquisition with a combination of cash on hand and borrowings under its revolving credit facility.

Certain affiliates of the Sellers supply on an ongoing basis in the ordinary course of business certain products to the Company and its subsidiaries.

The foregoing description of the Purchase Agreement does not purport to be complete and is qualified in its entirety by reference to the Purchase Agreement, a copy of which is attached as Exhibit 2.1 and incorporated herein by reference.

Item 8.01 Other Event.

On June 19, 2018, the Company issued a press release announcing the Acquisition.  A copy of the press release is attached as Exhibit 99.1 and incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

The following exhibits are filed herewith:

2.1	Share Purchase Agreement, dated as of June 19, 2018, by and among Buckeye Holdings GmbH, Georgia-Pacific Nonwovens LLC and Glatfelter Gernsbach GmbH.*
99.1	Press release issued June 19, 2018.

___________________________

* The schedules and exhibits have been omitted pursuant to Item 601(b)(2) of Regulation S-K. Glatfelter agrees to furnish supplementally a copy of such schedules and exhibits, or any section thereof, to the SEC upon request.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

P. H. Glatfelter Company

June 19, 2018	By:	/s/ Kent K. Matsumoto

Name: Kent K. Matsumoto
Title: Vice President, General Counsel and Corporate Secretary